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INGLES MARKETS, INCORPORATED AND SUBSIDIARIES
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                Exhibit 12
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                                          FISCAL YEAR ENDED SEPTEMBER
                                    --------------------------------------
                                     1994    1993    1992    1991    1990
                                    ------  ------  ------  ------  ------
                                         (in thousands except ratios)

Income Before Income Taxes . . . . $26,172 $18,301 $ 8,424 $16,595 $16,392
Fixed Charges  . . . . . . . . . .  22,306  21,645  21,450  22,510  20,640
Less Capitalized Interest  . . . .    (888)   (251)   (300)   (545) (1,010)
                                   ------- ------- ------- ------- -------

     Total Earnings  . . . . . . . $47,590 $39,695 $29,574 $38,560 $36,022
                                   ======= ======= ======= ======= =======
Fixed Charges
  Interest Expense . . . . . . . . $17,296 $17,285 $16,196 $16,927 $14,982
  Capitalized Interest . . . . . .     888     251     300     545   1,010
  Amortization of Debt Expense . .     117     118     120     141     125
  1/3 of Rent Expense  . . . . . .   4,005   3,991   4,834   4,897   4,523
                                   ------- ------- ------- ------- -------

     Total Fixed Charges . . . . . $22,306 $21,645 $21,450 $22,510 $20,640
                                   ======= ======= ======= ======= =======


Ratio of Earnings to Fixed
  Charges  . . . . . . . . . . . .     2.1x    1.8x    1.4x    1.7x    1.7x


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